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                                                                       EXHIBIT C


                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of December 6, 2002 by and among Sam Fatigato (the "Seller"), and Morton H. Meyerson and John T. McDonald (each, a "Purchaser" and collectively, the "Purchasers").

                                  WITNESSETH:

     WHEREAS, the Seller owns 649,100 shares of common stock, par value $.001 per share (the "Perficient Stock") of Perficient, Inc., a Delaware corporation (the "Company"); and

     WHEREAS, the Seller desires to sell to Morton H. Meyerson 266,667 shares of Perficient Stock and to John T. McDonald 133,333 shares of Perficient Stock and each Purchaser desires to purchase such Perficient Stock from such Seller on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     The following terms used in this Agreement shall have the meaning set forth below:

     Section 1.1 "Closing" shall have the meaning set forth in Section 3.1 hereof.

     Section 1.2 "Closing Date" shall mean January 2, 2003.

     Section 1.3 "Escrow Agent" shall mean McCarter & English, LLP, counsel to the Company.

                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of Perficient Stock. At the Closing, the Seller shall sell to each Purchaser and each Purchaser shall purchase from each Seller the number of shares of Perficient Stock indicated in the recitals hereto. The Seller shall transfer all of its right, title and interest in and to such Perficient Stock to the such Purchasers free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the Perficient Stock.

     Section 2.2 Purchase Price. The purchase price for the Perficient Stock is $.375 per share.

     Section 2.3 Payment of Purchase Price. As payment for the Perficient Stock, each Purchaser shall deliver, for the benefit of the Seller to the Seller at the Closing, a check or wire transfer (at

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Seller's option) in the amount equal to the number of shares purchased by such
Purchaser from such Seller, times (b) $.375 (the "Closing Payment").

                                    ARTICLE 3
                                     CLOSING

     Section 3.1 Closings. The consummation of the sale of Perficient stock contemplated herein (the "Closing") shall take place on the Closing Date.

     Section 3.2 Items To Be Delivered by the Seller. On the date of this Agreement, the Seller shall deliver to the Escrow Agent share certificates, duly endorsed representing the Perficient Stock to be purchased by each Purchaser. In addition, the parties shall execute the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"). At the Closing, the Escrow Agent, upon receipt of a notice by the Purchasers that the Closing Payment has been wired to the Seller, including federal funds wire transfer confirmation number in accordance with the Purchase Agreement, shall deliver to each Purchaser a share certificate duly endorsed representing the Perficient Stock purchased by such Purchaser hereunder. The Escrow Agent shall have no other responsibilities other than as specifically set forth in the Escrow Agreement, and shall make such deliveries without question upon receipt of such notice. All of the above-mentioned documents shall be in form and substance satisfactory to such Purchasers.

     Section 3.3 Items to be Delivered by Purchasers. At the Closing and subject to the terms and conditions contained herein, each Purchaser shall deliver to the Seller the Closing Payment for the Perficient Stock purchased by such Purchaser.

                                  ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to each Purchaser as follows:

     Section 4.1 Ownership of Perficient Stock. The Seller is the sole record and beneficial owner of all of the issued and outstanding Perficient Stock, and it has good and valid title to such Perficient Stock free and clear of any lien, security interest or encumbrance of any nature and free of any claim by any person to or against such Perficient Stock. Seller has the full right, power and authority to sell, assign, transfer and convey the Perficient Stock to Purchaser as provided herein.

     Section 4.2 Authorization, Validity and Enforceability. Each of this Agreement and the Escrow Agreement has been duly authorized by the Seller. Each of this Agreement and the Escrow Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement and the Escrow Agreement will not violate or result in a default under any provision of any material commitment, agreement or instrument to which the Seller is a party or by which the Seller is

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bound and will not contravene any law, rule or regulation any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Seller.

     Section 4.3 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting the Seller which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser hereby represents and warrants to the Seller as follows:

     Section 5.1 Validity and Enforceability. Each of this Agreement and the Escrow Agreement has been duly authorized by each Purchaser. Each of this Agreement and the Escrow Agreement constitutes the binding obligation of such Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement and the Escrow Agreement will not violate or result in a default under any provisions of any material commitment, agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, and will not contravene any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to Purchaser.

     Section 5.2 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting such Purchaser, which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

                                    ARTICLE 6
                             CONDITIONS TO CLOSING

     Section 6.1 Purchaser's Obligations. Each Purchaser's obligations to consummate the transactions contemplated hereby is conditioned upon the satisfaction by Seller of Section 3.2 hereof.

     Section 6.2 Seller's Obligations. The Seller's obligation to consummate the transactions contemplated hereby is conditioned upon the satisfaction by each Purchaser of Section 3.3 hereof.

                                    ARTICLE 7
                                   ARBITRATION

     Section 7.1 Arbitration. All disputes under this Agreement shall be settled by arbitration in Austin, Texas pursuant to the rules of the American Arbitration Association Commercial Arbitration Rules which rules are deemed to be incorporated by reference herein, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.



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                                   ARTICLE 8
                                 MISCELLANEOUS

     Section 8.1 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Perficient Stock pursuant hereto. The foregoing provision with regard to the survival of the warranties and representations of the parties in this Agreement is meant only to establish the period of time within which a claim for breach of such warranties and representations may be brought, and is not intended to extend the applicability of such warranties and representations to events or circumstances which may occur after the Closing Date.

     Section 8.2 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby.

     Section 8.3 Price Match. Anything contained in this Agreement to the contrary notwithstanding, if between the date of this Agreement and March 15, 2003, (i) any Purchaser, the Company and/or any designee of the Company, as applicable, consummate a transaction, subject to the limitation set forth in the last line of this Section 8.3, whereby any of them purchase Perficient Stock (a "Sale") and (ii) the aggregate proceeds per share to the seller in the Sale exceeds $.375 per share sold (as appropriately adjusted to take into account any stock splits, stock dividends or similar recapitalizations) (the highest such excess per share resulting from any Sale being referred to herein as the "Excess Amount"), then, on March 17, 2003, Seller shall be paid by each Purchaser by check or wire transfer (at Seller's option) cash in the amount equal to the product of the Excess Amount multiplied by the number of Perficient Shares purchased by such Purchaser from Seller under this Agreement. Notwithstanding the above, a Sale as defined herein shall only include transaction that result in the purchase of up to 600,000 additional shares of Perficient Stock, in the aggregate. Accordingly, the Seller shall only be entitled to receive the payment of any Excess Amount as a result of the purchase by the Purchaser, in one or more transactions, of the first 600,000 shares of Perficient Stock (if any) purchased after the date of the Closing.

     Section 8.4 Notices. All notices, requests, consents, or other communication hereunder shall be in writing and shall be delivered personally or by courier or mailed by first class registered or certified mail.

     Section 8.5 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 8.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

     Section 8.7 Additional Documents. The parties hereto will, at any time after the date hereof, sign, execute and deliver, or cause others so to do, all such powers of attorney, deeds, assignments,

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documents and instruments and do or cause to be done all such other acts and deeds as may be necessary or proper to carry out the transactions contemplated by this Agreement.

     Section 8.8 Amendment. This Agreement may be amended, supplemented or interpreted at any time, but only by a written agreement executed by the parties hereto.

     Section 8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.10 Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 8.11 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

     Section 8.12 Waiver of rights. The Seller and each of the Purchasers hereby waives any rights of first refusal, co-sale or similar rights they may have regarding the sale by Seller of shares of Perficient Stock pursuant hereto and hereby consent to all transactions contemplated hereby.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


SELLER



----------------------------
Sam Fatigato



PURCHASERS:



----------------------------
Morton H. Meyerson



----------------------------
John T. McDonald



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